Exhibit 10.17

Change in Control

Policy

Version 1.0

Table of Contents

1.	Introduction	3
1.1	Overview	3
1.2	Purpose of the Policy	3
1.3	Objectives	3
1.4	Scope	3

2.	Policy	4
2.1	Policy Statement & Description	4
2.2	Roles and Responsibilities	5
2.3	Policy Approval	5

3.	Appendix	6
3.1	Glossary	6
3.2	Related Policies & Regulations	7

PartnerRe Change in Control Policy	2 February 2011

Change in Control

1.	Introduction

1.1	Overview

The PartnerRe Ltd. Change in Control (“CIC”) Policy protects the salary and benefits of key executives in situations where the double trigger of a change in control event has occurred and the key executive has terminated employment within 12 months of such event.

1.2	Purpose of the Policy

The purpose of the PartnerRe Ltd. Change in Control Policy is to secure the continued services of key executives and key staff of the Company and to ensure their continued dedication to their duties in the event of any threat or occurrence of a Change in Control.

1.3	Objectives

•	To provide incentives to ensure key executives act in the best interests of shareholders

•	To retain key executives before and during a Change in Control transition

•	To protect key executives’ compensation and benefits during a Change in Control transition

•	To provide protection to key executives who may be asked to defend against hostile takeovers

1.4	Scope

This Policy is intended to apply to the key executives listed herein and will be managed and administered by Group Human Resources.

PartnerRe Change in Control Policy	3 February 2011

2.	Policy

2.1	Policy Statement & Description

CIC Award Conditions

Participants are entitled to CIC award provisions under the following conditions:

•	CIC, as defined herein, has occurred within the last 12 months.

•	The Participant is terminated by the Company for reasons other than death, disability or “Cause” or the Participant terminates with “Good Reason”, as defined herein, during the CIC Transition Period.

Participant Approval

Key executives entitled to CIC award provisions (“Participants”) will receive a letter confirming the terms and conditions of their CIC provisions and conditions referencing this Policy.

CIC Award Provisions by Tier Level

The CIC award provisions for each Participant are defined by the tier level of the Participant.

Group Chief Executive Officer	Tier 1
Executive Committee Member	Tier 2
Other	Tier 3

Tier 1

Award provision entitlements are as follows:

•	3 times current annual base salary

•	Average annualized annual incentive over prior 3 years or target annual incentive for current role, whichever is higher

•	Pro-rata target annual incentive for year of termination

•	Health and Welfare benefit continuation for 3 years

•	Housing and Car continuation for 3 months, as appropriate

•

If an excise tax is triggered under U.S. Federal tax law, either a reduction of any payments and benefits to the extent required to avoid the excise tax or the payments and benefits as is with no reduction, depending on which result would be better for the Participant.

Tier 2

Award provision entitlements are as follows:

•	2 times current annual base salary

•	Average annualized annual incentive over prior 3 years or target annual incentive for current role, whichever is higher

•	Pro-rata target annual incentive for year of termination

PartnerRe Change in Control Policy	4 February 2011

•	Health and Welfare benefit continuation for 2 years

•	Housing and Car continuation for 3 months, as appropriate

•

If an excise tax is triggered under U.S. Federal tax law, either a reduction of any payments and benefits to the extent required to avoid the excise tax or the payments and benefits as is with no reduction, depending on which result would be better for the Participant.

Tier 3

Award provision entitlements are as follows:

•	1 times current annual base salary

•	1 times target annual incentive for year of termination

•

If an excise tax is triggered under U.S. Federal tax law, either a reduction of any payments and benefits to the extent required to avoid the excise tax or the payments and benefits as is with no reduction, depending on which result would be better for the Participant.

2.2	Roles and Responsibilities

The PartnerRe Ltd. Change in Control Policy is reviewed annually by the Compensation and Management Development Committee of the Board of Directors. Policy implementation and reporting is managed by Group Human Resources.

Eligibility pursuant to this Policy with respect to Tier 1 and Tier 2 Participants must be approved by the Compensation and Management Development Committee of the Board of Directors. Eligibility pursuant to this Policy and with respect to Tier 3 Participants must be approved in writing by the Group CEO or his delegate.

2.3	Policy Approval

This Policy has been designated a Level 1 Policy as prescribed by the Enterprise Risk Committee. Pursuant to the Risk Operating Policy requirements, I hereby acknowledge that I have reviewed and approve this Policy. This Policy shall be in force as of the Effective Date below.

Abigail Clifford
Chief Human Resources Officer

Costas Miranthis
Group CEO

Effective Date: February 16, 2011

PartnerRe Change in Control Policy	5 February 2011

3.	Appendix

3.1	Glossary

Terms	Definitions
Change in Control or CIC

(i) when any “person” within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the PartnerRe Ltd. (the “Company”), a subsidiary or any employee benefit plan(s) sponsored by the Company or any subsidiary, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of forty percent (40%) or more of the then outstanding Common Shares; or

(ii) at any time during a period of 12 consecutive months, when individuals who constitute the Board on the effective date of this Policy, cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the effective date of this definition, whose election, or nomination for election by the Company’s shareholders, was on the recommendation or with the approval of at least a majority of the directors comprising the Board on the effective date of this definition (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (ii), considered as though such person were a member of the Board on the effective date of this definition;

(iii) all or substantially all of the assets of the Company are sold, liquidated or distributed (in one or a series of related transactions); or

(iv) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), other than with a wholly-owned subsidiary and other than a merger or consolidation, that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such Transaction.

Cause	The Company shall have “Cause” to terminate the Participant’s employment hereunder upon (A) the engaging by the Participant in serious negligence or willful misconduct which is demonstrably injurious to its subsidiaries; (B) willful and intentional failure to comply in all material respects with the direction of the Board, after written notice and the opportunity to correct, or (D) the conviction, a plea of guilty or a plea of no contest of the Participant for a serious criminal act. For purposes of this paragraph, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

PartnerRe Change in Control Policy	6 February 2011

Terms	Definitions
Good Reason	Good Reason” shall mean (A) a material diminution in the Participant’s position, authority, duties or responsibilities with the Company, (B) without the Participant’s prior written consent, any reduction in Base Salary and annual bonus opportunity, (C) relocation of Participant’s principle place of employment to a location more than 35 miles from the office or location at which the Participant was principally located immediately prior to the CIC, (D) breach by the Company of any material provision of the Employment agreement.

CIC Transition Period

The period following the Change in Control during which CIC award provisions may be claimed by a Participant under specific conditions as outlined herein.

The CIC Transition Period for all Participants is 12 months following the date of the CIC.

3.2	Related Policies & Regulations

The Change in Control sections of the Equity Plan documents.

PartnerRe Change in Control Policy	7 February 2011